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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                  SCHEDULE TO
                             TENDER OFFER STATEMENT
  UNDER TO SECTION 14(D)(1) OR 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

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                              REXALL SUNDOWN, INC.
                           (NAME OF SUBJECT COMPANY)

                           NUTRICIA INVESTMENT CORP.
                             NUTRICIA FLORIDA, L.P.
                             NUTRICIA FLORIDA, INC.
                          NUTRICIA INTERNATIONAL B.V.
                            KONINKLIJKE NUMICO N.V.
                                 (ROYAL NUMICO)

                           (NAMES OF FILING PERSONS)

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                                   761648104
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                              JULITTE VAN DER VEN
                           NUTRICIA INVESTMENT CORP.
                              C/O GUY SNYDER, ESQ.
                       VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                            222 NORTH LASALLE STREET
                            CHICAGO, ILLINOIS 60601
                           TELEPHONE: (312) 609-7500

            (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF BIDDERS)

                                   COPIES TO:
                              GUY E. SNYDER, ESQ.
                              STEVEN J. GRAY, ESQ.
                       VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                            222 NORTH LASALLE STREET
                            CHICAGO, ILLINOIS 60601
                                 (312) 609-7500

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                           CALCULATION OF FILING FEE

               TRANSACTION VALUATION                                  AMOUNT OF FILING FEE
                   Not applicable                                        Not applicable

/ / Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:               N/A           Filing Party:                   N/A
Form or Registration No.:             N/A           Date Filed:                     N/A

/X/ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

/X/  third-party tender offer subject to Rule 14d-1.

/ /  issuer tender offer subject to Rule 13e-4.

/ /  going-private transaction subject to Rule 13e-3.

/ /  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: / /

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